EXHIBIT 4.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of August 18, 2010, between Sun Healthcare Group, Inc., a Delaware corporation (the “Company”) and American Stock Transfer & Trust Company, LLC, a New York limited liability company, as Rights Agent (the “Rights Agent”).  Except as otherwise provided herein, all capitalized terms used in this Amendment shall have the meanings ascribed thereto in the Rights Agreement.

R E C I T A L S

WHEREAS, the Company and the Rights Agent have previously entered in that certain Rights Agreement, dated as of May 24, 2010 (the “Rights Agreement”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to a Section 11(a)(ii) Event and subject to the last sentence of Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights or shares of Common Stock of the Company;

WHEREAS, the Executive Committee of the Board of Directors of the Company has determined that it is advisable to amend the Rights Agreement as set forth herein; and

WHEREAS, a Section 11(a)(ii) Event has not yet occurred and subject to and in accordance with the terms of this Amendment, the Company has directed and the Rights Agent has agreed to amend the Rights Agreement in certain respects, as more particularly set forth herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree to modify the Rights Agreement as set forth below.

1. Amendment to Section 1(a)(A).  Section 1(a)(A) of the Rights Agreement is hereby amended to read in its entirety as follows:

“(A) the term “Acquiring Person” for purposes of clause (i) above shall not include (w) FMR LLC and its Affiliates or Associates unless and until such time as FMR LLC together with its Affiliates and Associates shall be the Beneficial Owner (as such term is defined in clauses (i) – (iv) of the definition of Beneficial Owner) of more than 14.9% of the shares of Common Stock of the Company then outstanding, (x) the Company, any Subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or any Subsidiary of the Company, or any Person organized, appointed, established or holding Common Stock of the Company for or pursuant to the terms of any such plan, (y) any underwriter acting in this capacity by agreement with the Company or (z) any Person who shall become the Beneficial Owner of 9.9% or more of the shares of Common Stock of the Company then outstanding with the approval of the Board (so long as such Person’s Beneficial Ownership of shares of Common Stock of the Company does not exceed the Beneficial Ownership level approved by the Board); and”

2. Direction to the Rights Agent.  By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

3. Confirmation of the Rights Agreement.  Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

4. Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5. Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Amendment.

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       IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

SUN HEALTHCARE GROUP, INC.

By: /s/ Michael Newman Name: Michael Newman Title: Executive Vice President

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By: /s/ Carlos Pinto Name: Carlos Pinto Title: Vice President